Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                         CERTIFICATE OF DESIGNATIONS,

                             PREFERENCES AND RIGHTS

                                       of

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                      ATLANTIC TECHNOLOGY VENTURES, INC.

                    Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware


      The undersigned officer of Atlantic Technology Ventures, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Amendment of the Certificate Designations, Preferences and Rights of Series B Convertible Preferred Stock filed with the office of the Secretary of State on September 28, 2000 (the "Series B Certificate of Designations"), and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation filed with the office of the Secretary of State on May 18, 1993, as amended, the Board of Directors duly adopted the following resolutions

      RESOLVED, the Series B Certificate of Designations is hereby amended as follows:

(1) by striking out the sixth sentence of Section 3 of Article II in its entirety and substituting the following:

      With respect to the declaration, payment and setting apart of dividends, other than in shares of the Corporation's capital stock, whether of cash, securities of other persons, evidences of indebtedness, assets, Convertible Securities (as defined below), Stock Purchase Rights (as defined below) or rights to acquire any of the above, the holders of Series B Preferred Stock shall be entitled to participate with the Series A Preferred Stock, Common Stock or other Junior Securities and receive, before any dividends shall be declared and paid upon or set aside for the Series A Preferred Stock, Common Stock or other Junior Securities, the same dividends or distributions, on an as-converted basis, as are proposed to be distributed to the holders of Series A Preferred Stock, Common Stock or other Junior Securities, in addition to the Series B Dividends set forth above.

(2) by striking out the last sentence of Section 6(b) of Article II in its entirety; and

(3) by striking out Section 7(a) of Article II in its entirety and substituting the following:

                  (a) Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in shares of its capital

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      stock on its outstanding shares of capital stock (other than any dividends paid pursuant to Section 2(a) of the Certificate of Designations of the Corporation's Series A Preferred Stock), the Conversion Rate in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

      This Amendment to the Certificate of Designations of the Corporation has been duly adopted in accordance with Section 151 of the General Corporation Law of the State of Delaware.

      The undersigned is signing this Certificate of Amendment on behalf of the Corporation on November 17, 2000.




                                    /s/ Frederoc P. Zotos
                                    ----------------------
                                    Frederic P. Zotos
                                    President